Exhibit 99.1

Contact:	Media Contact:
Sylvia Wheeler	Susan Lehner
Sr. VP, Corporate Affairs & Investor Relations	510 809 2137
510 809 9264	press@aduro.com

Aduro Biotech Announces Fourth Quarter and Full Year 2016 Financial Results

-Progress in 2016 Has Positioned the Company to Have Six Agents in the Clinic for Eight Different Cancer Types-

BERKELEY, Calif., March 1, 2017 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the year ended December 31, 2016. Net loss for the fourth quarter and year ended December 31, 2016 was $29.6 million, or $0.44 per share, and $91.1 million, or $1.40 per share, respectively. This compared to net income of $3.1 million, or $0.05 per share, and net loss of $39.2 million, or $0.88 per share, respectively, for the same periods in 2015.

Cash, cash equivalents and marketable securities totaled $361.9 million at December 31, 2016, compared to $431.0 million at December 31, 2015.

“In 2016, we made a number of advancements to position us as a leader in the discovery and development of immunotherapies, and in 2017, we expect to have multiple agents across all three of our platforms advancing through the clinic,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “With a diversified and robust pipeline, strong cash position and validating pharmaceutical partnerships for each of our technologies, we believe we are poised to bring innovative therapies to patients.”

Key 2016 Accomplishments

Development achievements

•	Unprecedented disease control rate in Phase 1b mesothelioma trial presented at the American Society of Clinical Oncology (ASCO) annual meeting
•

First patient dosed in a Phase 1 study of ADU-S100, the first STING Pathway Activator compound to enter the clinic, for treatment of cutaneously accessible tumors and receipt of $35 million development milestone from Novartis

•	Preclinical data demonstrated acute and systemic immune activation with ADU-S100
•	Anti-CD27 agonist advancing through preclinical development towards the clinic under licensing agreement with Merck
•	Preclinical data presented supporting clinical development of anti-APRIL antibody in multiple myeloma
•	Personalized LADD therapy (pLADD) featured in an oral presentation at the Society for Immunotherapy of Cancer (STIC) meeting
•	Investigational New Drug application cleared for pLADD clinical development
•	Preclinical data demonstrated synergy of Aduro’s immunotherapies with checkpoint inhibitors

Corporate achievements and notable news

•	Steve Isaacs named 2016 Visionary Leader by Berkeley Chamber of Commerce
•	Oncology expert and industry veteran Natalie Sacks, M.D. joined as chief medical officer
•	Hans van Eenennaam, Ph.D., and John Dulos, Ph.D., honored with award for contributions in discovery of KEYTRUDA®
•	Launched industry-leading Immunotherapeutics and Vaccine Research Initiative with U.C. Berkeley
•	Expanded patent portfolio with key composition and methods patents

Anticipated 2017 Milestones

•	Initiate Phase 2 mesothelioma trial with CRS-207 in combination with anti-PD1 in the first half of 2017 and report early results in the second half of 2017
•	Initiate Phase 2 gastric trial with CRS-207 in combination with anti-PD1 in the first half of 2017
•	Initiate Phase 1 pLADD trial in advanced gastro-intestinal cancers in the second half of 2017
•	Janssen to assess data from Phase 1 trial of ADU-741 in prostate cancer
•	Janssen expected to initiate Phase 1b/2 trial of ADU-214 in lung cancer in the second half of 2017
•	Report top-line findings from Phase 1 monotherapy trial of ADU-S100 (STING) in the second half of 2017
•	In collaboration with Novartis, initiate Phase 1b trial of ADU-S100 in combination with anti-PD1 in the second half of 2017
•	File Investigational New Drug Application for BION-1301, anti-APRIL antibody, in the second half of 2017
•	Initiate Phase 1 multiple myeloma trial with anti-APRIL antibody in the second half of 2017

Financial Performance

Revenues were $3.9 million for the fourth quarter of 2016 and $50.7 million for the full year 2016, compared to $34.4 million and $73.0 million, respectively, for the same periods in 2015. The decrease in revenue for the fourth quarter of 2016 was primarily due to recognition of milestones and a portion of upfront fees under Aduro’s research and license agreements with Janssen in 2015. The decrease in revenue for the full year 2016 was also due to recognition of milestones and a portion of upfront fees under the Janssen agreements in 2015 partially offset by a $35.0 million payment recognized in 2016 upon achievement of a milestone under Aduro’s collaboration and license agreement with Novartis.

Research and development expenses were $20.9 million for the fourth quarter of 2016 and $87.7 million for the full year 2016, compared to $22.7 million and $58.6 million, respectively, for the same periods in 2015. The decrease in research and development expenses for the fourth quarter of 2016 was primarily due to higher licensing fees paid in 2015. The increase in research and development expenses for the full year 2016 was primarily due to contract manufacturing and research expenses associated with our ongoing studies and increased personnel and facility-related costs.

General and administrative expenses were $8.0 million for the fourth quarter of 2016 and $34.3 million for the full year 2016, compared to $8.8 million and $27.8 million, respectively, for the same periods in 2015. The decrease in general and administrative expenses for the fourth quarter of 2016 was primarily due to lower professional fees in 2016. The increase in general and administrative expenses for the full year 2016 was primarily due to higher personnel and facility related costs. There was no loss from remeasurement of fair value of warrants during the fourth quarter or full year 2016. There was a $26.1 million loss from remeasurement of fair value of warrants in the full year 2015 that occurred in April 2015 when certain outstanding warrants were no longer subject to future remeasurement.

Provision for income taxes was $5.1 million for the fourth quarter of 2016 and $21.5 million for the full year 2016. There was no provision for income taxes for the comparable periods in 2015. The income tax expense recorded for the fourth quarter and full year 2016 was primarily related to current and deferred federal income taxes.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro's technology platforms, which are designed to harness the body's natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro's LADD technology platform is based on proprietary attenuated strains of Listeria that have been engineered to express tumor-associated antigens to induce specific and targeted immune responses. This platform is being developed as a treatment for multiple indications, including mesothelioma, ovarian, lung and prostate cancers. Additionally, a personalized form of LADD, or pLADD, is being developed utilizing tumor neoantigens that are specific to an individual patient’s tumor. Aduro's STING Pathway Activator platform is designed to activate the STING receptor in immune cells, resulting in a potent tumor-specific immune response. ADU-S100 is the first STING Pathway Activator compound to enter the clinic and is currently being evaluated in a Phase 1 study in patients with cutaneously accessible metastatic solid tumors or lymphomas. Aduro’s B-select monoclonal antibody platform includes a number of immune modulating assets in research and preclinical development. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, plans, timing and the availability of results of our clinical trials and those of our collaborators, and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our inability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2016, to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(audited)	(audited)
Revenue:
Collaboration and license revenue	$3,878	$34,108	$50,593	$71,689
Grant revenue	-	268	88	1,290
Total revenue	3,878	34,376	50,681	72,979
Operating expenses:
Research and development	20,863	22,657	87,718	58,649
General and administrative	8,022	8,805	34,277	27,805
Amortization of intangible assets	134	89	549	89
Total operating expenses	29,019	31,551	122,544	86,543
Net (loss) income from operations	(25,141)	2,825	(71,863)	(13,564)
Loss from remeasurement of fair value of warrants	—	—	—	(26,077)
Interest income	679	338	2,219	494
Other (expense) income, net	(8)	(162)	(40)	(161)
Net (loss) income before income tax	(24,470)	3,001	(69,684)	(39,308)
Income tax (provision) benefit	(5,096)	99	(21,464)	99
Net (loss) income	$(29,566)	$3,100	$(91,148)	$(39,209)
Net (loss) income per common share, basic	$(0.44)	$0.05	$(1.40)	$(0.88)
Net (loss) income per common share, diluted	$(0.44)	$0.04	$(1.40)	$(0.88)
Shares used in computing net loss per common share, basic	67,368,385	62,604,226	65,200,762	44,706,393
Shares used in computing net loss per common share, diluted	67,368,385	71,647,930	65,200,762	44,706,393

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Audited)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$74,932	$150,456
Short-term marketable securities	272,500	265,198
Accounts receivable	1,138	4,846
Prepaid expenses and other current assets	6,194	4,004
Total current assets	354,764	424,504
Long-term marketable securities	14,474	15,391
Property and equipment, net	26,384	3,986
Goodwill	7,658	8,469
Intangible assets, net	27,827	29,400
Restricted cash	468	—
Deferred tax assets	6,319	—
Other assets	717	75
Total assets	$438,611	$481,825
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,206	$5,086
Accrued clinical trial and manufacturing expenses	4,777	5,522
Accrued expenses and other liabilities	8,597	5,412
Deferred revenue	15,052	15,046
Total current liabilities	30,632	31,066
Deferred rent	6,786	—
Contingent consideration	4,032	3,750
Deferred revenue	162,963	178,037
Deferred tax liabilities	5,869	7,350
Other long term liabilities	1,109	—
Total liabilities	211,391	220,203
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	7	6
Additional paid-in capital	420,897	362,807
Accumulated other comprehensive loss	(1,684)	(339)
Accumulated deficit	(192,000)	(100,852)
Total stockholders’ equity	227,220	261,622
Total liabilities and stockholders’ equity	$438,611	$481,825